Exhibit 99.1

Press Release

CMGI REPORTS IMPROVED OPERATING RESULTS IN FIRST

QUARTER OF FISCAL 2007

Operating Income Increases 121% as Strategic Initiatives Begin to Take Hold

Waltham, Mass. December 4, 2006 — CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its first quarter of fiscal year 2007, ended October 31, 2006.

Financial Summary

■	Net revenue decreased to $283.6 million or 6.5% from prior year
■	Operating income increased to $5.1 million or 121.2% from prior year
■	Non-GAAP operating income increased 14.0%, from prior year, to $10.2 million
■	Net income increased 384.4% to $10.3 million compared to the same period last year
■	Gross margin increased to 10.6% from 10.2% one year ago
■	Operating margin increased to 1.8% from 0.8% in prior year

First Quarter Consolidated Financial Results

CMGI reported net revenue of $283.6 million for the first quarter of fiscal 2007, compared to net revenue of $303.4 million for the same period one year ago, a $19.8 million or 6.5% decrease. The decline in revenue was primarily attributable to anticipated lower revenue from a single client, in connection with a change in their supply chain model.

Operating income was $5.1 million for the first quarter compared to operating income of $2.3 million for the first quarter of fiscal 2006, an improvement of $2.8 million or 121.2%. The improvement was primarily driven by a $3.7 million decrease in selling, general and administrative expenses as a result of productivity and cost savings initiatives, as well as lower year over year restructuring charges, resulting in an increase in operating margin to 1.8% from 0.8% in the prior year.

CMGI continued to invest in its strategic initiatives which are focused on penetrating new target vertical markets including Communications, Storage and Consumer Electronics, expanding service offerings, deploying a new Enterprise Resource Planning technology platform and advancing global hub and spoke initiatives, such as consolidating IT and finance infrastructures.

“Our financial results show we are making meaningful progress in our supply chain business,” said Joseph C. Lawler, Chairman, President and Chief Executive Officer of CMGI. “Despite the anticipated lower revenue, we achieved a third straight quarter of positive operating income, which we accomplished while making continued investment in our strategic initiatives. While we still have a lot of work ahead of us, we are now beginning to see the benefits of the investments we are making in our business.”

Non-GAAP operating income represents total operating income, excluding net charges related to depreciation, amortization of intangibles, stock-based compensation and restructuring. CMGI reported non-GAAP operating income of $10.2 million for the first quarter versus non-GAAP operating income of $9.0 million for the same period in fiscal 2006, a $1.3 million or 14.0% improvement. The increase in non-GAAP operating income primarily reflects the operating income improvements noted above.

For the quarter, CMGI reported net income of $10.3 million or $0.02 diluted earnings per share, an $8.2 million or 384.4% improvement compared to net income of $2.1 million or $0.00 diluted earnings per share for the same period in the prior fiscal year. Net income primarily reflects the improved operating income performance as well as a net income tax benefit of $1.4 million primarily as a result of a $3.0 million reduction in our valuation allowance for certain net operating losses in Europe.

“The market remains strong for our supply chain services and we continue to see significant opportunities globally,” added Lawler. “Looking forward, we continue to pursue revenue opportunities in our key vertical markets and strengthen our operations through driving efficiencies. Importantly, we are focusing our marketing resources on the development of innovative services, which we expect to position us for success in the global marketplace.”

As of October 31, 2006, CMGI had working capital of approximately $282.5 million compared with $282.2 million at July 31, 2006. Included in working capital as of October 31, 2006 were cash and marketable securities totaling $222.2 million compared to $228.7 million as of July 31, 2006.

Conference Call Information

CMGI will hold a conference call to discuss its fiscal 2007 first quarter results at 5:00 PM Eastern Time on December 4, 2006. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) ("non-GAAP operating income/(loss)") provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because they may be considered to be of a non-operational or non-cash nature. Historically, CMGI has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling CMGI’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiary ModusLink, provides industry-leading global supply chain management services and solutions that help businesses market, sell and distribute their products around the world. In addition, CMGI’s venture capital business, @Ventures, invests in a variety of technology ventures. For additional information, see www.cmgi.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, the further execution of ModusLink’s strategic business plan and impact of that plan, the expected impact of strategic initiatives and restructuring actions, and our assessment of the supply chain management industry and the opportunities afforded ModusLink in that industry. All statements other than statements of historical fact, including without limitation, those with respect to CMGI's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI's success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; CMGI's management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI's cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage CMGI's financial condition and results of operations; ModusLink frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales are subject to demand variability; risks inherent with conducting international operations; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the venture capital portfolio may not occur; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI's future results of operations and financial results, please refer to CMGI's filings with the Securities and Exchange Commission, including CMGI's most recent Annual Report on Form 10-K. Forward-looking statements represent management's current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial

David Riley

Interim Chief Financial Officer

781-663-5012

ir@cmgi.com

or

Media

Bob Joyce

Financial Dynamics

617-747-3620

bob.joyce@fd.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	October 31, 2006	July 31, 2006
Assets:
Cash and cash equivalents	$130,280	$131,728
Available-for-sale securities	1,756	2,554
Short-term investments	90,200	94,450
Trade accounts receivable, net	201,602	175,391
Inventories, net	93,832	77,887
Prepaid and other current assets	14,323	11,638
Current assets of discontinued operations	103	1,962

Total current assets	532,096	495,610

Property and equipment, net	50,003	46,020
Investments in affiliates	24,461	20,655
Goodwill	181,388	181,239
Intangible assets, net	15,334	16,540
Other assets	2,981	3,139
Non-current assets of discontinued operations	14	16

	$806,277	$763,219

Liabilities
Current portion of capital lease obligations	$341	$321
Accounts payable	181,509	151,077
Current portion of accrued restructuring	4,679	5,368
Accrued income taxes	6,328	5,502
Accrued expenses	50,593	43,526
Other current liabilities	2,775	2,819
Current liabilities of discontinued operations	3,326	4,775

Total current liabilities	249,551	213,388

Revolving line of credit	24,786	24,786
Long-term portion of accrued restructuring	5,755	6,831
Long-term portion of capital leases obligations	488	548
Other long-term liabilities	13,010	15,629
Non-current liabilities of discontinued operations	3,315	4,122

	47,354	51,916
Stockholders’ equity	509,372	497,915

	$806,277	$763,219

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	October 31, 2006	July 31, 2006	October 31, 2005
Net revenue	$283,636	$261,880	$303,409

Operating expenses:
Cost of revenue	253,593	233,887	272,437
Selling	3,765	4,279	5,388
General and administrative	20,206	20,130	21,117
Amortization of intangibles	1,206	1,206	1,206
Restructuring, net	(187)	636	977

Total operating expenses	278,583	260,138	301,125

Operating income	5,053	1,742	2,284

Other income (expenses):
Interest income	2,192	2,218	1,173
Interest expense	(604)	(744)	(552)
Other gains, net	922	4,425	3,236
Equity in income (losses) of affiliates	736	24	(403)

Total other income	3,246	5,923	3,454

Income from continuing operations before taxes	8,299	7,665	5,738
Income tax expense (benefit)	(1,440)	2,817	943

Income from continuing operations	9,739	4,848	4,795

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	588	(7,394)	(2,663)

Net Income (loss)	$10,327	$(2,546)	$2,132

Basic and diluted earnings (loss) per share:
Earnings from continuing operations	$0.02	$0.01	$0.01
Income (loss) from discontinued operations	$0.00	$(0.02)	$(0.01)

Earnings (loss)	$0.02	$(0.01)	$0.00

Shares used in computing basic earnings (loss) per share	484,387	483,695	482,063

Shares used in computing diluted earnings (loss) per share	485,729	485,055	487,435

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended
	October 31, 2006	July 31, 2006	October 31, 2005
Net revenue:
Americas	$106,165	$98,555	$129,364
Asia	66,447	59,727	60,717
Europe	111,024	103,598	113,328

	$283,636	$261,880	$303,409

Operating income (loss):
Americas	$5,446	$3,037	$2,748
Asia	6,973	5,177	5,491
Europe	(3,427)	(2,527)	(1,923)

	8,992	5,687	6,316
Other	(3,939)	(3,945)	(4,032)

	$5,053	$1,742	$2,284

Non-GAAP operating income (loss):
Americas	$6,770	$4,604	$4,910
Asia	8,807	7,077	7,014
Europe	(2,081)	(795)	33

	13,496	10,886	11,957
Other	(3,251)	(3,320)	(2,972)

	$10,245	$7,566	$8,985

Note: Non-GAAP operating income represents total operating income, excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME AND NET INCOME (LOSS)

NON-GAAP Operating income	$10,245	$7,566	$8,985

Adjustments:
Depreciation	(2,903)	(2,913)	(2,508)
Amortization of intangible assets	(1,206)	(1,206)	(1,206)
Stock-based compensation	(1,270)	(1,069)	(2,010)
Restructuring, net	187	(636)	(977)

GAAP Operating income	$5,053	$1,742	$2,284

Other income, net	3,246	5,923	3,454
Income tax expense (benefit)	(1,440)	2,817	943
Income (loss) from discontinued operations	588	(7,394)	(2,663)

Net income (loss)	$10,327	$(2,546)	$2,132